PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: July 21, 2009

Citizens Bancorp Earnings Hold Strong Despite Poor Economy

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $764 thousand, or $0.32 per share for the quarter ended June 30, 2009. Net income for the second quarter of 2008 was $763 thousand, which was $0.32 per share. The return on average assets for the three months ended June 30, 2009 was 0.95% as compared to the same period in 2008 when the return was 1.05%. The return on average stockholders’ equity was 8.16% for the second quarter of 2009 as compared to 8.06% for the year-earlier period. The Bank’s earnings for Q2 2009 were strong considering the effect the economic recession continues to have on the financial services industry.

As a direct result of the recession, the Bank was faced with a higher loan loss provision for the first half of 2009, the one-time special FDIC insurance fund assessment as of June 30, 2009, and higher quarterly deposit insurance premiums. While the higher loan loss provision is reflective of the recession’s impact on the local Virginia economy and the Bank’s loan customers, both the FDIC’s one-time deposit insurance fund assessment and higher quarterly deposit insurance premiums are due to nationwide financial industry problems. These additional assessments placed on the nation’s banks are to assist in recapitalizing the Deposit Insurance Fund after losses incurred mostly as a result of the 67 nationwide bank failures between July 2008 and June 2009.

During the first six months of 2009, the Bank provided an additional $190 thousand to the Allowance for Loan Losses as compared to the $35 thousand provided in the same period in 2008. Similarly, the FDIC deposit insurance premium costs for this same period was $155 thousand as compared to $14 thousand for the six months ended June 30, 2008, or an additional $141 thousand for 2009. The Company’s adjusted 2009 year-to-date earnings, exclusive of these two charges, would have been $1.716 million or $242 thousand greater than actual results, net of income taxes. The net income increase for 2009 from 2008 would have otherwise been $174 thousand, an increase of 11.3% over the first six months of 2008 or $0.07 per share.

Joseph Borgerding, President and CEO, commented, “Management is very pleased that earnings for second quarter 2009 are almost identical to second quarter 2008 even with the added charges associated with increases in FDIC insurance premiums and additions to the allowance for loan losses. It is unfortunate the Bank has had to incur substantially higher FDIC insurance premiums due to a relatively small number of banks that failed to manage risk appropriately. Management continues to monitor the economic impact of the current recession and its potential effects on the bank’s customers.Based on our well capitalized position along with year-to-date solid results in core earnings and asset growth, Management is confident that the Bank will successfully navigate through the economic uncertainties which we now face.”

Net interest income before provision for loan losses for the three months ended June 30, 2009 totaled $2.827 million as compared to $2.608 million for the quarter ended June 30, 2008; an increase of $219 thousand. The average balance of interest earning assets increased $18.9 million for the second quarter of 2009 as compared to the same period in 2008. The net effect of the higher earning assets was partially offset by the fact that the average prime rate for the quarter ended June 30, 2009 was 3.25% which is 183 basis points less than the average prime rate of 5.08% for the same period in 2008. A lower prime rate has an immediate impact on many of the Bank’s commercial loans and home equity lines. Nonaccrual loans and nonperforming assets negatively impact the Company’s earnings potential. At June 30, 2009, the Bank held $3.857 million in non-accrual loans and $1.066 million in other nonperforming assets. This represents an increase of $2.327 million from June 30, 2008, when nonaccrual loans were $2.155 million and other nonperforming assets totaled $441 thousand for a total of $2.596 million or an increase of 89.6% from year-to-year. Nonaccrual loans increased significantly in June 2009, primarily as a result of one large commercial loan that went to a nonaccrual status. Interest expense on deposit accounts declined $265 thousand or 17.8% for the second quarter of 2009 as compared to the year earlier period. This was achieved by having a liability sensitive balance sheet at a time when interest rates were lower. The net interest margin for the quarter ended June 30, 2009 was 4.07% or 3 basis points higher than the 4.04% for the quarter ended June 30, 2008. For the year-to-date as of June 30, 2009 the net interest margin was 4.02% as compared to 4.04% the same period in 2008.

Noninterest income for the three months ended June 30, 2009 totaled $643 thousand or a reduction of $57 thousand from the $700 thousand earned for the three months ended June 30, 2008. The reduction was focused on service charges on deposit accounts. A couple of factors are seen as contributing to the decrease in deposit account fees; among them, customers opting for accounts with lower fees and a reduction in the assessment of overdraft fees. In April 2008, Management adopted a consumer-friendly policy of closing overdrawn checking accounts after 30 days; thereby halting the continued assessment of overdraft fees.

Noninterest expense for the second quarter of 2009 was $2.240 million or an increase of $5 thousand from the $2.235 million reported for the same quarter in 2008. Management of noninterest expense continues to be evident in the reported results. Adjusting the just ended quarter’s non-interest expense for the increases in FDIC insurance premiums discussed earlier in this release, non-interest expense would total $2.160 million or a decrease of $80 thousand or 3.58% from the same period in 2008. For the six months ended June 30, 2009 noninterest expense was $4.472 million. Adjusted for the impact of the higher FDIC premiums of $141 thousand, the adjusted total for six months would be $4.331 million as compared to $4.378 million for the six months ended June 30, 2008 or a decrease of $47 thousand or a 1.07% decrease from the 2008 result.

At June 30, 2009, total assets were $313.3 million compared to $305.1 million at December 31, 2008, an increase of $8.1 million or 2.67%. Net loans increased $4.7 million or 2.22% since December 31, 2008. Loan growth in the first half of 2009 was in residential and commercial real estate loans which increased $7.8 million or 3.66% from December 31, 2008. Real estate loans at June 30, 2009 are 83.8% of the loan portfolio at $182.7 million, which is an increase of $5.9 million from the $176.8 million at December 31, 2008. The investment portfolio at June 30, 2009 was $51.1 million and represents an increase of $7.6 million or 17.5% from December 31, 2008. The growth in the investment portfolio from year-end was partially attributed to the rise in deposit account balances and the investment of funds previously held in interest-bearing deposits at correspondent banks at December 31, 2008. Deposits increased $7.2 million or 2.88% from December 31, 2008 and most of these funds were deposited into money market accounts. With the uncertainty of the current economic environment, the Bank’s insured deposit accounts appear to be an attractive alternative to the risks associated with the stock market and other speculative investments.

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	June 30,	December 31,
	2009	2008
Assets	(Unaudited)

Cash and due from banks	$ 7,292	$ 7,136
Interest-bearing deposits in banks	6,541	13,280
Federal funds sold	11,718	9,512
Securities available for sale, at fair market value	51,105	43,481
Restricted securities	1,189	1,161
Loans, net of allowance for loan losses of $2,299
and $2,167	215,564	210,879
Premises and equipment, net	7,675	7,759
Accrued interest receivable	1,826	1,742
Other assets	9,331	9,236
Other real estate owned	1,037	957

Total assets	$ 313,278	$ 305,143

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$ 37,410	$ 40,288
Interest-bearing	218,906	208,853
Total deposits	$ 256,316	$ 249,141
FHLB advances	11,000	11,000
Other borrowings	4,799	5,183
Accrued interest payable	1,302	1,155
Accrued expenses and other liabilities	2,702	2,322
Total liabilities	$ 276,119	$ 268,801

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$ -	$ -
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,377,330 for 2009 and 2,390,980 for 2008	1,189	1,196
Additional paid-in capital	- -	- -
Retained earnings	37,704	37,198
Accumulated other comprehensive loss	(1,734)	(2,052)
Total stockholders' equity	$ 37,159	$ 36,342

Total liabilities and stockholders' equity	$ 313,278	$ 305,143

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Interest and Dividend Income
Loans, including fees	3,551	3,582	7,008	7,308
Investment securities:
Taxable	363	402	732	804
Tax-exempt	140	134	276	257
Dividends	1	1	1	1
Federal Funds sold	4	4	9	6
Other	46	27	103	61
Total interest and dividend income	4,105	4,150	8,129	8,437
Interest Expense
Deposits	1,220	1,485	2,536	3,121
Borrowings	58	57	116	111
Total interest expense	1,278	1,542	2,652	3,232

Net interest income	2,827	2,608	5,477	5,205

Provision for loan losses	180	25	225	35

Net interest income after provision
for loan losses	2,647	2,583	5,252	5,170
Noninterest Income
Service charges on deposit accounts	314	363	601	697
Net gain on sales of securities	11	20	15	20
Net gain on sales of loans	26	32	48	65
Income from bank owned life insurance	71	80	141	151
ATM fee income	140	130	268	249
Other	81	75	167	156
Total noninterest income	643	700	1,240	1,338
Noninterest Expense
Salaries and employee benefits	1,316	1,285	2,633	2,590
Net occupancy expense	139	145	286	284
Equipment expense	144	165	288	313
FDIC deposit insurance	87	7	155	14
Other	554	633	1,110	1,177
Total noninterest expense	2,240	2,235	4,472	4,378

Income before income taxes	1,050	1,048	2,020	2,130

Income taxes	286	285	546	588

Net income	764	763	1,474	1,542
Earnings per share, basic & diluted	0.32	0.32	0.62	0.64

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Regulatory Capital Ratios

And Performance Ratios

(Dollars in thousands, except per share data)

	Three Months Ended
	June 30, 2009	March 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)

Per Share Data:
Earnings per weighted average share	$ 0.32	$ 0.30	$ 0.26
Weighted average shares outstanding	2,382,050	2,388,290	2,394,730
Actual shares outstanding	2,377,330	2,383,380	2,390,980
Book value per share at period end	$ 15.63	$ 15.46	$ 15.20
Dividend per share	$ 0.17	$ 0.17	$ 0.17

Performance Ratios:
Return on average assets	0.95%	0.95%	0.85%
Net interest margin	4.07%	3.96%	4.04%
Efficiency ratio[1]	66.57%	68.72%	68.71%

Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	12.53%	12.69%	12.96%
Total risk-based capital ratio	20.32%	20.80%	20.49%
Allowance for loan losses to total loans	1.06%	1.01%	1.02%
Non-accruing loans to total loans	1.77%	0.81%	0.52%
Net charge-offs (net recoveries) to average loans (annualized)	0.13%	0.04%	0.04%
1 Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

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